Exhibit 99.1

Beyond Air® Reports Financial Results

for Fourth Quarter and Fiscal Year-End 2023

Successfully completed phase 1 of U.S. commercial launch, with multiple hospitals contracted, and have initiated phase 2 of launch for LungFit® PH for the treatment of term and near-term neonates with hypoxic respiratory failure

Presented positive preclinical data for ultra-high concentration nitric oxide (UNO) therapy in solid tumors during the American Association for Cancer Research (AACR) 2023 annual meeting

Licensed commercial rights to selective neuronal nitric oxide synthase (nNOS) inhibitors for the treatment of autism spectrum disorder and other indications from Hebrew University of Jerusalem

Secured up to $40 million debt financing

Conference call scheduled for 4:30 p.m. ET today, June 22nd

Garden City, NY, June 22, 2023 – Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”) a commercial stage medical device and biopharmaceutical company focused on harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders and solid tumors (through its affiliate Beyond Cancer, Ltd.), today announced financial results for its fiscal fourth quarter and year ended March 31, 2023.

“We successfully completed our phase 1 limited commercial launch of LungFit PH in the United States signing multiple hospitals to contracts. We are pleased with the hard work and dedication demonstrated by our commercial team, and as planned, we have shifted into phase two where we are making significant progress in our efforts to expand the team and our geographic reach.” said Steve Lisi, Chairman and Chief Executive Officer of Beyond Air.

“We are the leader in nitric oxide research as evidenced from our robust pipeline of revolutionary LungFit systems, the development of ultra-high concentration NO to treat solid tumors, and now the development of nNOS inhibitors to treat autism and potentially other neurological conditions,” continued Mr. Lisi.

Recent Highlights and Upcoming Milestones

●	Secured up to $40 million in debt financing

○	Term length: Four years (interest only for up to 36 months)
○	Coupon: Greater of 12.00% or WSJ Prime plus 3.75%
○	$17.5 million funded at closing (Tranche 1 of a potential 3)
○	233,843 warrants issued to purchase shares of Borrower’s common stock at a price of $5.88

●	LungFit® PH

○	Successfully completed phase 1 (limited release phase) of commercial launch and shifted into phase 2 with the initiation of the expansion of our commercial team in the United States
○	CE Mark anticipated to be received before the end of calendar year 2023
○	Expect to submit a PMA supplement for a cardiac label expansion for LungFit® PH to the FDA before the end of calendar year 2023

●	LungFit® PRO

○	Plan to initiate a U.S. trial for patients hospitalized with viral community-acquired pneumonia (VCAP) in the fourth quarter of calendar year 2023

●	LungFit® GO

○	Plan to initiate a U.S. trial for patients with nontuberculous mycobacteria (NTM) in the first half of fiscal year 2025, pending discussion with the FDA
○	Plan to initiate a pilot trial in COPD patients who have been discharged from the hospital after being hospitalized due to exacerbation in the fourth quarter of calendar 2024, pending discussion with regulatory authorities

●	Beyond Cancer - Solid Tumor Program

○	Presented promising new in vivo and in vitro data at AACR (American Association for Cancer Research) that support the potential of the company’s novel UNO therapy to treat various types of solid tumors as a single agent and in combination with checkpoint inhibitors (anti-PD1 and anti-CTLA4)
○	Received a notice of allowance for its patent titled, “System and Method for Delivery or Gas to a Tissue”, which is the first patent covering Beyond Cancer’s UNO therapy
○	Continue to see a similar immune profile in our phase 1a human study (UNO monotherapy) as seen in pre-clinical studies in mice
○	Phase 1a data expected to be released before year end 2023

●	Autism Spectrum Disorder (ASD) Program

○	Signed licensing agreement with Hebrew University of Jerusalem for the commercial rights to selective neuronal nNOS inhibitors for the treatment of ASD

●	Preclinical results recently published in Advanced Science show a reversal of the molecular, synaptic and behavioral ASD phenotypes

○	Plan to initiate a first-in-human study of nNOS for treatment of ASD in 2025

Financial Results for the Fiscal Year Ended March 31, 2023

Research and development expenses for the fiscal year ended March 31, 2023 were $16.8 million, compared with $11.8 million for the fiscal year ended March 31, 2022. The increase of $5.0 million was attributed primarily to an increase in development costs in Cancer, Autism and preparing for the approval of PPHN, partially offset in a decrease in spend on NTM and bronchiolitis (BRO).

2

Selling, general and administrative expenses for the fiscal year ended March 31, 2023, increased to $34.7 million, compared with $18.4 million for the fiscal year ended March 31, 2022. The increase was due to a $9.2 million structural investment in Beyond Cancer, with the remaining $7.1 million driven primarily by the US commercial launch of LungFit PH.

Other operating expenses for the fiscal year ended March 31, 2023, were zero, compared with $10.5 million which were entirely related to the contingent liability for the Circassia settlement from May of 2021. As a reminder, the Company paid $2.5 million to Circassia in the 2nd fiscal quarter of 2023, we have another $3.5 million to pay in the 2nd fiscal quarter of 2024 with the final $4.5 million not due until the 2nd quarter of fiscal 2025.

Other income and expense was a $7.3 million loss for the fiscal year ended March 31, 2023, compared with a $3.4 million loss for the fiscal year ended March 31, 2022. The increase of $3.9 million was primarily due to a non-product related legal matter that was resolved in the fourth fiscal quarter of 2023.

For the fiscal year ending March 31, 2023, the Company had a GAAP net loss of $59.4 million, of which $55.8 million, or ($1.86) per share, was attributable to the shareholders of Beyond Air, Inc., compared with a net loss of $43.2 million, or ($1.68) per share, for the fiscal year ended March 31, 2022.

As of March 31, 2023, the Company reported cash, cash equivalents, and marketable securities of $45.9 million. Additionally, the Company recently secured $17.5 million, before fees, through an agreement with Avenue Capital, increasing its cash balance.

Conference Call & Webcast

Thursday, June 22nd @ 4:30 PM ET

Domestic:	1-877-407-0784
International:	1-201-689-8560
Passcode:	13738837

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1616026&tp_key=ebfb262cee

About Beyond Air®, Inc.

Beyond Air is a commercial stage medical device and biopharmaceutical company dedicated to harnessing the power of nitric oxide through its revolutionary NO Generator and Delivery System, LungFit, that uses NO generated from ambient air to deliver precise amounts of NO to the lungs for the potential treatment of a variety of pulmonary diseases. The LungFit can generate up to 400 ppm of NO, for delivery either continuously or for a fixed amount of time and has the ability to either titrate dose on demand or maintain a constant dose. The Company has received FDA approval for its first system, LungFit PH for persistent pulmonary hypertension of the newborn. Beyond Air is currently advancing its other revolutionary LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19), NTM and severe lung infections in other settings. Additionally, Beyond Cancer, an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

3

About Nitric Oxide

Nitric Oxide is a powerful molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens, including mycobacteria, viruses, fungi, yeast and parasites, and has the potential to eliminate multi-drug resistant strains.

About the LungFit®*

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system and has been designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety with the elimination of NO2 purging steps, and other benefits. The LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g. COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g. NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

* Beyond Air’s LungFit PH is approved for commercial use only in the United States of America to treat term and near-term neonates with hypoxic respiratory failure. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

About PPHN

Persistent pulmonary hypertension of the newborn (PPHN) is a lethal condition and secondary to failure of normal circulatory transition at birth. It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood. Its incidence has been reported as 1.9 per 1000 live births (0.4–6.8/1000 live births) with mortality rate ranging between 4–33%. This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality. NO gas is a vasodilator, is approved in dozens of countries to improve oxygenation and reduces the need for extracorporeal membrane oxygenation (ECMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

4

About Viral Community-Acquired Pneumonia (VCAP)

In adults, viruses have been identified as the causative agents in approximately 100 million cases of community-acquired pneumonia per year. While viral pneumonia in adults is most commonly caused by rhinovirus, respiratory syncytial virus (RSV) and influenza virus, newly emerging viruses (including SARS-CoV-1, SARS-CoV-2, avian influenza A, and H1N1 viruses) have been identified as pathogens contributing to the overall burden of adult viral pneumonia. Patients aged 65 years or older are at particular risk for death from the disease, as are patients with other underlying health conditions or weakened immune systems. There is no consensus regarding the use of antiviral drugs to treat viral pneumonia, and specific preventative measures are currently limited to the influenza vaccine. Given that current treatment recommendations are largely limited to supportive care, there is an unmet medical need for effective treatment options. NO may prove to be a treatment as the impact on the lung should result in bronchodilation, reduction in inflammation and inhibition of the viral replication process.

About NTM

NTM infection is a rare and serious bacterial infection in the lungs causing debilitating pulmonary disease associated with high morbidity and mortality. NTM infection is acquired by inhaling aerosolized bacteria from the environment, and can lead to NTM lung disease, a progressive and chronic condition. According to the Cystic Fibrosis Foundation, 13% of U.S. cystic fibrosis patients had a positive culture for a NTM species in 2017. NTM is considered an emerging public health concern worldwide because of its multi-drug antibiotic resistance. Current treatment guidelines suggest a combination of multiple antibiotics dosed chronically for as long as two years. These complex, expensive and invasive regimens have a poor record in the treatment of Mycobacterium abscessus complex (MABSC) and refractory Mycobacterium avium complex (MAC) and have the potential to cause severe adverse events. Beyond Air’s system is designed to deliver 150 – 400 ppm NO to the lungs, and early data, including from the pilot study of the LungFit GO, indicate that this range of NO concentrations could have a positive effect on patients infected with NTM.

About Bronchiolitis

The majority of hospital admissions of infants with bronchiolitis are caused by respiratory syncytial virus (RSV). RSV is a common and highly transmissible virus that infects the respiratory tract of most children before their second birthday. While most infants with RSV present with minor respiratory symptoms, a small percentage develop serious lower airway infections, termed bronchiolitis, which can become life-threatening. The absence of treatment options for bronchiolitis limits the care of these sick infants to largely supportive measures. Beyond Air’s system is designed to effectively deliver 150 – 400 ppm NO, for which preliminary studies indicate may eliminate bacteria, viruses, fungi, and other microbes from the lungs.

About Beyond Cancer, Ltd.

Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc., is a development-stage biopharmaceutical and medical device company utilizing (UNO via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in patients with solid tumors. The Company is conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols.

For more information, visit www.beyondcancer.com.

5

About UNO Therapy for Solid Tumors

Cancer is the second leading cause of death globally, with tumor metastases responsible for approximately 90% of all cancer-related deaths. Current cancer treatment modalities generally include chemotherapy, immunotherapy, radiation, and/or surgery. UNO therapy is a completely new approach to preventing relapse or metastatic disease. In vitro murine data show that local tumor ablation with UNO stimulates an anti-tumor immune response in solid tumor cancer models. The Company believes that UNO has the potential to prevent relapse or metastatic disease with as little as a single 5-minute treatment and with limited toxicity or off-target effects.

About ASD

ASD is a serious neurodevelopmental and behavioral disorder, and one of the most disabling conditions and chronic illnesses in children. ASDs include a wide range of developmental disorders that share a core of neurobehavioral deficits manifested by abnormalities in social interactions, deficits in communication, restricted interests, and repetitive behaviors. In 2023, the CDC reported that approximately 1 in 36 children in the U.S. is diagnosed with an ASD. On average, ASD costs an estimated $60,000 a year through childhood, with the bulk of the costs in special services and lost wages related to increased demands on one or both parents. Mothers of children with ASD, who tend to serve as the child’s case manager and advocate, are less likely to work outside the home. On average, they work fewer hours per week and earn 56 percent less than mothers of children with no health limitations and 35 percent less than mothers of children with other disabilities or disorders. The cost of caring for Americans with autism reached $268 billion in 2015 and is expected to rise to $461 billion by 2025 in the absence of more-effective interventions and support across the life span.

6

Forward Looking Statements

This press release contains “forward-looking statements,” about, among other topics, our anticipated operating and financial performance, business plans, strategy and prospects, future operations, financial position, objectives and other future events, including: the potential impact on patients and anticipated benefits associated with inhaled nitric oxide, ultra-high concentration nitric oxide and nitric-oxide based therapies; the anticipated prospects of the Company’s commercial product and its product candidates and our expectations regarding the therapeutic potential of these products in a number of indications; the commercial success of Beyond Air’s LungFit® PH; the Company’s clinical development plans, including its plans to initiate a first-in-human clinical trial for LungFit PRO in 2023, for LungFit GO in 2024 and 2025 and for ASD in 2025; the potential safety and efficacy of our inhaled nitric oxide product and product candidates, and nitric oxide-based therapies, including the Company’s ultra-high concentration nitric oxide product candidate, currently being developed for the treatment of solid tumors, and, the Company’s newly licensed multiple neuronal nitric oxide synthase (nNOS) inhibitor product candidates currently being developed for the treatment of Autism spectrum disorder (ASD) and other neurological conditions; the Company’s commercial and clinical development plans and the expected timing thereof, including the Company’s ability to achieve a CE Mark for LungFit PH; the potential for the Company to develop the first therapy to reverse the negative behavioral effects of ASD; the Company’s expectations regarding the benefits of its anticipated in-human studies, obtaining regulatory approval for its product candidates, the impact on patients and anticipated benefits associated with ultra-high concentration NO therapies for tumors and the anticipated benefits of the license agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, including, without limitation, the expected costs of caring for Americans with autism in the absence of more-effective interventions and support across the life span. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, without limitation, risks related to: successful continued commercialization of the LungFit® PH in the planned timeframe and in the manner anticipated; the risk that LungFit PH may become subject to unfavorable pricing regulations, third-party payor reimbursement practices or healthcare reform initiatives; our ability to achieve a CE mark for LungFit PH in the European Union; that LungFit® PH may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community that we anticipate, and the market opportunity for LungFit PH may be smaller than we estimate; the timing and results of future pre-clinical studies and clinical trials concerning the Company’s product candidates; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for the Company’s product candidates; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; obtaining, maintaining, protecting and enforcing intellectual property utilized by the Company’s commercial product and product candidates; competition from others; dependence on collaborators; uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the timing of regulatory filings for the Company’s product candidates; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the FDA or other comparable regulatory authorities may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company’s ability to obtain additional funding to support its clinical development and commercial programs; and uncertainties related to Beyond Air’s ability to meet the criteria necessary to achieve additional funding under the debt financing agreement, as well as, Beyond Air’s ability to comply with the covenants set forth in the debt financing agreement. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters that may cause actual results to vary materially from those anticipated, estimated or projected may, in part, be identified and described in the “Risk Factors” section of Beyond Air’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, all of which are available on Beyond Air’s website. Beyond Cancer and Beyond Air undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

7

CONTACTS:

Investor Relations contacts

Edward Barger

Head of Investor Relations

ebarger@beyondair.net

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

Media contacts

Kori-Ann Taylor

Head of Marketing

ktaylor@beyondair.net

+++++++

8

BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	March 31, 2023	March 31, 2022

ASSETS
Current assets
Cash and cash equivalents	$29,158	$80,242
Marketable securities	16,724	-
Restricted cash	10,129	9,988
Inventory, net	1,129	350
Grant receivable	420	322
Other current assets and prepaid expenses	1,850	2,044
Total current assets	59,410	92,945
Licensed right to use technology	1,632	1,837
Right-of-use lease assets	2,493	2,216
Property and equipment, net	5,003	1,995
Other assets	212	207
TOTAL ASSETS	$68,749	$99,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,016	$1,129
Accrued expenses	16,613	8,374
Operating lease liability, current portion	376	281
Loans payable, current portion	775	927
Total current liabilities	19,780	10,712

Operating lease liability, net	2,321	2,079
Long-term debt, net	120	200
Other long-term liabilities	4,500	8,000
Total liabilities	26,721	20,990

Stockholders’ equity
Preferred Stock, $0.0001 par value per share: 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share: 100,000,000 shares authorized, 30,738,585 and 29,886,173 shares issued and outstanding as of March 31, 2023 and 2022, respectively	3	3
Treasury stock	(25)	(25)
Additional paid-in capital	217,339	196,269
Accumulated deficit	(179,455)	(123,639)
Accumulated other comprehensive income	53	96
Total stockholders’ equity attributable to Beyond Air, Inc.	37,915	72,704
Non-Controlling Interests	4,113	5,505
Total equity	42,028	78,209
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$68,749	$99,199

9

BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

(UNAUDITED)

	Year Ended March 31, 2023	Year Ended March 31, 2022

Revenue	$-	$-

Cost of revenue	(555)	-

Gross loss	(555)	-

Operating expenses
Research and development	(16,810)	(11,802)
General and administrative	(34,694)	(18,408)
Milestone expenses incurred upon regulatory approval	-	(10,500)
Total operating expenses	(51,504)	(40,710)

Loss from operations	$(52,059)	$(40,710)

Other income / (expense)
Estimated contingent loss	(7,863)	(2,435)
Dividend and interest income	656	4
Interest and finance expense	(30)	(775)
Foreign exchange loss	(105)	(144)
Total other loss / expense	(7,342)	(3,350)

Net loss before income taxes	(59,401)	(44,060)

Provision for income taxes	-	-

Net loss	$(59,401)	$(44,060)

Less: net loss attributable to non-controlling interests	(3,585)	(882)

Net loss attributable to Beyond Air, Inc.	$(55.816)	$(43,177)

Other comprehensive loss, net of tax:
Foreign currency translation gain (loss)	(43)	96

Comprehensive loss attributable to Beyond Air, Inc.	$(55,859)	$(43,081)

Net basic and diluted loss per share attributable to Beyond Air, Inc	$(1.86)	$(1.68)

Weighted average number of shares of common stock outstanding – basic and diluted	29,973,639	25,668,230

10